EXHIBIT 10.1

BOSTON SCIENTIFIC CORPORATION SEVERANCE PAY
AND LAYOFF NOTIFICATION PLAN
AS AMENDED AND RESTATED
Effective as of November 1, 2007
(Plan No.  506)

I.	PURPOSE

This Plan document amends, restates and continues the Boston Scientific Corporation Severance Pay and Layoff Notification Plan (the “Plan”) and is effective as of November 1, 2007.  The purpose of the Plan is to provide notice and an opportunity to receive severance benefits to eligible United States employees of the Company who lose their positions with the Company involuntarily under the circumstances described below.

The Plan is also designed to meet the requirements of the federal Worker Adjustment and Retraining Notification Act (“WARN”) for those employees who are entitled to notice under WARN.

The Company pays the entire cost of this Plan and all eligible employees are covered automatically.

II.	DEFINITIONS

For purposes of this Plan, in addition to the terms defined within it, the following terms shall have the meaning indicated:

“Affiliate” means any corporation, trust, partnership or other entity that would be considered as a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code, such as a subsidiary of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means Boston Scientific Corporation and those of its domestic participating entities identified on the attached Schedule A.

“Other Severance Benefits” means those health and welfare benefits in which participation may be continued by the Employee under Section VIII of the Plan.

“Plan Administrator” means the Company or such other person or committee as may be appointed from time to time by the Company to supervise the administration of the Plan.

“Release Agreement” means an agreement in a form proposed by the Company under which an Employee releases legal claims against the Company and related persons and entities.  The Release Agreement may include other terms as well.

“Reorganization” means any form of corporate reorganization.

“Severance Pay Period” means the period of time following an Employee’s termination of employment date with respect to which an Employee is scheduled to receive Severance Pay installments under the Plan.  In the event that an alternate method of Severance Pay payment is used by the Company in accordance with Section VI of the Plan for any Employee, the Severance Pay Period will be calculated as if the Employee received Severance Pay installments.

“Severance Benefits” means any combination of Severance Pay and Other Severance Benefits.

“Severance Pay” means the cash compensation payable to the Employee under Section IV of the Plan.

“Transaction” means a sale or merger of all or part of the Company’s business or assets or an acquisition of the Company.

III.	ELIGIBILITY FOR SEVERANCE PAY

A.	Eligibility to Participate

An individual who is employed by the Company on its United States payroll will be eligible to participate in the Plan if he or she is classified as a regular full-time or a regular part-time employee (“Employee”).

Individuals classified by the Company as direct hire short-term employees such as interns, summer students or co-op employees (or similar short-term categories); defined-term employees such as technical fellowship program employees (or similar defined-term categories); assigned workers provided by third-party agencies; or individuals classified by the Company as independent contractors are not regular employees and therefore are not “Employees” for purposes of this Plan and are not eligible to participate in this Plan regardless of their work schedule or number of hours worked.

B.	Initial Eligibility for Severance Benefits – Notice of Layoff

Employees will be initially eligible for benefits under this Plan if they are notified that their employment will be involuntarily terminated; and

(a)           the expected termination of employment is due to an anticipated facility relocation or closing or a reduction of staffing levels and the Employee has not refused or otherwise failed to accept a similar position with the Company that remains available at the time of notice; or

(b)           the expected termination of employment is the result of an anticipated Transaction or Reorganization and the Employee is not provided an opportunity to be employed in a similar position with the acquiring or resulting entity.

For purposes of (a) and (b) above, a new position will be considered a similar position by the Company if the new position results in no more than a ten percent reduction in base pay and is located within thirty-five miles of the Employee’s place of work as of the date of the offer.

For purposes of the Plan, a termination of employment pursuant to (a) or (b) is considered to be a “layoff.”  Regardless of whether notice of layoff is received, an Employee will not be considered to have been laid off if employment terminates for a reason other than a layoff.  Severance Benefits are not available under this Plan in the event of voluntary resignation, job abandonment, failure to return from an approved leave of absence, retirement, or if termination from employment is initiated by the Employee on any similar basis.  For these purposes, an Employee is considered to have voluntarily resigned if the Employee has received notice of layoff but leaves employment before the final date of layoff of the Employee that is established by the Company, unless the Employee has received approval to accelerate the date of termination pursuant to Section VII.D of this Plan.  In addition, Severance Benefits are not available under this Plan in cases of termination from employment for misconduct, a performance-related problem or otherwise for cause, which will be determined solely at the Company’s discretion.

An Employee’s termination of employment date is the date on which the employer-employee relationship with the Company ends.  The Severance Pay Period begins on the day after the termination of employment date and is determined in accordance with Section IV of the Plan.

C.	Continued Eligibility

After notice of layoff, an Employee’s right to receive Severance Benefits is contingent on continued eligibility for Severance Benefits.  If an Employee who is initially eligible for Severance Benefits becomes ineligible for Severance Benefits, the Employee shall not be entitled to any Severance Benefits that have not yet become due to be paid or otherwise provided as of the date of ineligibility.  For example, if an Employee who has received notice of layoff ceases employment for a reason other than a layoff without the approval of the Company pursuant to Section VII.D, the Employee shall not be entitled to any Severance Benefits that have not been provided as of the date of termination of employment.

The following are other circumstances that may affect continued eligibility for Severance Benefits.

1.	Release Agreement

To remain eligible for benefits under this Plan, an Employee must sign and return a Release Agreement within the time period specified in the Release Agreement.  In addition, if the Release Agreement includes a right for the Employee to revoke the Release Agreement, the Employee must not exercise that right.  The Company shall offer a Release Agreement to an Employee upon or after notice of layoff.  To the extent, if any, that any Severance Benefits become due to be paid or provided during the period before the Release Agreement is due to be signed and returned (the “Release Consideration Period”), those Severance Benefits shall be paid or provided during the Release Consideration Period.  However, if the Release Agreement is not signed and returned within the Release Consideration Period, the Employee’s eligibility for Severance

Benefits shall immediately cease upon expiration of the Release Consideration Period.  Similarly, if an Employee exercises a right to revoke a Release Agreement, eligibility for Severance Benefits shall cease upon the revocation of the Release Agreement.

2.	Reemployment by the Company

If an Employee is reemployed by the Company as a regular full-time or a regular part-time employee or a defined-term employee or is otherwise engaged by the Company as an independent contractor or an assigned worker after notice of layoff, eligibility for Severance Benefits shall cease upon such reemployment or engagement.  The Employee’s right to benefits shall depend on the Employee’s rights based upon the Employee’s entitlement as a returning employee (if applicable).

3.	Offer of a Similar Position

As stated above, an Employee will be ineligible for Severance Benefits if he or she has not accepted a similar position that remains available at the time of notice of layoff or if, in the case of a Transaction or a Reorganization, the Employee has an opportunity to be employed in a similar position by the acquiring or resulting entity.  In addition, if the Company or an acquiring or resulting entity following a Transaction or a Reorganization offers a similar position to an Employee after the Company provides a notice of layoff but before the Company proposes a Release Agreement to the Employee, the offer of a similar position will render the Employee ineligible for Severance Benefits.  Once the Company offers a Release Agreement in connection with a layoff, the offer of a similar position will not affect the Employee’s eligibility for Severance Benefits in connection with the layoff, unless the Employee accepts reemployment, as provided under Section III.C.2 above.

4.	Violation of Contractual Obligations

An Employee who violates any contractual obligations to the Company, including without limitation a restriction on post-employment activities, shall be ineligible for continued Severance Benefits.

5.	Death

If an Employee dies, then the deceased Employee’s eligibility for Severance Benefits shall cease.

D.	Expatriate Employees

This Plan also applies to Employees on expatriate assignments.  Specifically, if an Employee on an expatriate assignment is notified in writing that he or she will not be offered a job in the United States to follow the expatriate assignment that results in no more than a ten percent reduction in pay, that notification will be treated as a written notice of layoff for purposes of this Plan, unless the reason for the Company’s determination not to offer the Employee a job in the United States is a reason that would disqualify the Employee from eligibility for Severance Benefits under this Plan.

IV.	SCHEDULE OF SEVERANCE PAY

The amount of the Severance Pay payable under the Plan to an Employee will depend on whether his or her position is classified as “exempt” or “nonexempt” as determined by the Company under the Fair Labor Standards Act of 1938 (“FLSA”), as amended.  Any Severance Pay under the Plan will continue even if an Employee recommences employment while receiving Severance Pay, provided that the Employee’s new employer is neither the Company nor an Affiliate, nor an acquiring or resulting entity following a Transaction or a Reorganization.

Severance Pay will be based on the Employee’s base salary at the time the Employee is terminated from employment.  For exempt and nonexempt Employees, base salary is defined as the regular rate of pay excluding overtime, shift differential and the annual Performance Incentive Plan award.  For regular part-time Employees, Severance Pay will be calculated based on the average number of hours worked by the Employee for up to (but not exceeding) a period of twelve months immediately preceding the Employee’s termination of employment date.  For field sales Employees, Severance Pay is defined as the sum of 1) base salary and 2) the average of the monthly commissions actually paid for up to (but not exceeding) a period of twelve months immediately preceding the Employee’s notification of termination of employment date.  Notwithstanding anything to the contrary in this Plan, an Employee’s total Severance Pay will not exceed an amount that is twice the dollar limitation in effect under section 401(a)(17) of the Code for the calendar year preceding the calendar year in which occurs the Employee’s separation from service.  In 2007, the dollar limitation in effect under section 401(a)(17) of the Code was $225,000.

In the event that an Employee has a change of control agreement, employment agreement, or any similar arrangement with the Company or an Affiliate, any Severance Benefits payable to such Employee under this Plan will be offset (reduced) by the amount of any payments or benefits that the Employee is or will become entitled to receive under any such change of control agreement or similar arrangement, whether or not such other agreement or arrangement makes explicit reference to this Plan.  Likewise, any Severance Benefits payable to an Employee under this Plan will be offset (reduced) by the amount of any payments that the Employee is or will become entitled to receive under any Company or Affiliate plan designed as full or partial income replacement, including but not limited to, payments under the Boston Scientific Corporation Executive Retirement Plan or under any of the Company’s or Affiliate’s short-term disability, long-term disability or workers’ compensation plans or coverages.  Furthermore, any Severance Benefits payable to an Employee under this Plan shall be reduced by any and all other benefits or payments prescribed under any applicable law or regulation requiring severance benefits or payments.  Any offset (reduction) under this Section IV will be effective on the day after the Employee’s termination of employment date as defined in Section III of the Plan.

A.	Nonexempt Regular Full-Time and Regular Part-Time Employees

Nonexempt Employees under the FLSA will be eligible to receive two weeks’ Severance Pay for each full year of continuous service (calculated as of the Employee’s employment date) with the Company.  The minimum Severance Pay provided to any nonexempt Employee will be four weeks and the maximum Severance Pay will be fifty-two weeks, depending on an Employee’s length of service.  For partial years of service after the first full year, an Employee will be credited with either (a) a full year of service if the Employee has six or more full months of service at the time of termination of employment; or (b) fifty percent of a full year of service if the Employee has less than six full months of service at the time of termination of employment.

B.	Exempt - Manager Level and Below

Individual contributors who are exempt Employees or supervisor or manager level exempt Employees will be eligible for one month’s Severance Pay for each full year of continuous service (calculated as of the Employee’s employment date) with the Company.  The minimum Severance Pay provided to such exempt Employees will be two months and the maximum Severance Pay will be twelve months, depending on an Employee’s length of service.  For partial years of service after the first full year, an Employee will be credited with either (a) a full year of service if the Employee has six or more full months of service at the time of termination of employment; or (b) fifty percent of a full year of service if the Employee has less than six full months of service at the time of termination of employment.

C.	Exempt - Director Level and Above

Director level and above exempt Employees will be eligible for one month’s Severance Pay for each full year of continuous service (calculated as of the Employee’s employment date) with the Company.  The minimum Severance Pay provided to director level and above exempt Employees will be six months and the maximum Severance Pay will be twelve months, depending on an Employee’s length of service.  For partial years of service after the first full year, an Employee will be credited with either (a) a full year of service if the Employee has six or more full months of service at the time of termination of employment; or (b) fifty percent of a full year of service if the Employee has less than six full months of service at the time of termination of employment.

V.	ADMINISTRATION OF THE PLAN

The Plan Administrator will be a “named fiduciary” for purposes of Section 402(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”) with authority to control and manage the operation and administration of the Plan, and will be responsible for complying with all of the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA.  The administration of the Plan shall be under the supervision of the Plan Administrator.  To the fullest extent permitted by law, the Plan Administrator shall have the discretion to determine all matters relating to eligibility, coverage and benefits under the Plan, and the Plan Administrator shall have the discretion to determine all matters relating to the interpretation and operation of the Plan.  Any determination by the Plan Administrator shall be final and binding, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously.

VI.	METHOD OF PAYMENT

All Severance Pay amounts paid under the Plan will be paid in installments based on the Company’s payroll cycle as of the time when payments are made.

VII.	LAYOFF NOTIFICATION

A.	WARN Notice

When a layoff results in a facility closing or relocation, or a significant reduction of staffing levels over a thirty-day period of time through involuntary termination of employment and the layoff requires advance notice under WARN, Employees will receive at least sixty days’ written notice of the layoff.  The Company will determine when a layoff meets the requirements of WARN and determine the appropriate notification period.

B.	Notice in Other Circumstances; Pay in Lieu of Notice

If the Company determines that a layoff will not require advance notice under WARN, the Company shall generally provide affected Employees at least thirty days’ written notice of the layoff.  If for any reason the Company does not provide an affected Employee at least thirty days’ notice, the Employee’s Severance Pay shall be increased by the base salary that would otherwise have been due to the Employee for the period from the date of termination to the end of such thirty day period.  The Severance Pay Period would be extended accordingly.  In the case of field sales Employees, average monthly commissions will also be taken into account in calculating additional Severance Pay in the same manner as set forth in Section IV.  Notwithstanding the foregoing, the Company shall not be obligated to provide thirty days of advance layoff notification or additional severance pay in the event of a layoff due to a Transaction.

C.	Employee Rights and Obligations During Notice Period

At the time of providing notice of layoff or at any time thereafter, the Company may notify an Employee that he or she is no longer required to report for active work.  If the Company gives such a notice, the Company reserves the right to change that determination and require an Employee to report to active work during the layoff notice period.  Even if not required to report for active work, the Company will continue to pay the Employee his or her regular base salary (as defined under Section IV of the Plan) and will continue all benefits provided according to the Company’s formal plan documents until the end of the notification period.  As a condition of continued employment and continued eligibility for Severance Benefits, an Employee may not be employed by another employer during the layoff notification period, except to the extent that such employment was approved in writing by the Company before notice of layoff.  Continuation of base salary during the layoff notice period (maximum of sixty days from the date of layoff notification) will be paid based on the Company’s current payroll cycle.  Except as otherwise specified below, Severance Benefits under the Plan will begin on the day after the termination of employment date.

D.	Approval of Early Termination

If an Employee seeks to be employed by another employer before the scheduled date for termination of employment, the Employee may request that his or her termination date be accelerated to an earlier date to enable the Employee to accept other employment without disqualifying the Employee from eligibility for Severance Benefits.  The Company reserves the right to determine whether to approve such a request in its discretion, after considering its possible needs for services from the Employee during the scheduled layoff notification period and any other factors that the Company considers to be relevant.  Pursuant to Section IX, the Company may require the Employee to provide information concerning his or her prospective employment as part of its consideration of such a request.

If the Company approves a request to accelerate the Employee’s termination date and the Employee otherwise continues to qualify for Severance Benefits, (1) the Employee’s termination of employment date shall be adjusted accordingly and (2) the Company shall pay the Employee a lump sum equal to the base salary that would otherwise have been paid to the Employee if the Employee’s employment had continued to the Employee’s previously scheduled date of termination of employment.  The accelerated termination of employment date shall then be treated as the date of termination of employment for purposes of this Plan, including without limitation for the purpose of determining the commencement of the Severance Pay Period.  If the Company made any changes to the scheduled date of termination of employment for the Employee before the approval of the Employee’s request for acceleration of the termination date, the lump sum shall be calculated based on the most recently scheduled termination date before the approval of the Employee’s request for acceleration of the termination date.

An Employee who seeks an accelerated employment termination date should make  written request to the Company’s Human Resources Department.  For the Company’s approval of an accelerated termination date to be effective, it must be issued in writing by an authorized member of the Human Resources Department.

VIII.	OTHER SEVERANCE BENEFITS

Except as otherwise provided below or as required by law, an Employee will cease to be eligible for Company health and welfare benefits as of the Employee’s termination of employment date.

Continuation of Health Coverages

Under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), a covered employee’s termination of employment that results in a loss of coverage is a qualifying event that may entitle an Employee and his or her spouse and dependent child(ren), if any, to elect to continue coverage (referred to as COBRA coverage) under the Company’s health plan(s) for up to eighteen months from the date of the qualifying event.  COBRA coverage may continue beyond the eighteen-month period under certain circumstances as described in (b) below or as legally required.  The Company shall issue written notice to an Employee who has experienced a qualifying event setting forth the process for electing continued coverage pursuant to COBRA.  For an Employee to qualify for continuation of health coverage pursuant to this Plan, the Employee must make a timely election of COBRA coverage pursuant to the Company’s administrative process.

The Company’s group health plans include medical, dental, vision and, in certain circumstances, health care flexible spending accounts.  During the Severance Pay Period, the Company will administer continued health coverages as follows:

(a)           During the Severance Pay Period, the Employee’s coverage under the Company’s group health plans will continue under the same general terms and conditions as in effect immediately prior to the Employee’s termination of employment, including the same premium contribution levels as apply to active eligible employees (allowing for generally applicable changes in health coverages and contribution amounts that may occur during the Severance Pay Period), provided that the Employee was enrolled in the applicable plans on the date of termination of employment, the Employee (and his or her spouse and dependent child(ren) if any) does not become eligible to be covered under any other group health plan and the Employee continues to pay the appropriate employee contribution.  If an Employee does not timely elect COBRA coverage with respect to a group health plan, any coverage that was provided during the Severance Pay Period shall be discontinued.  If payroll deductions were made in anticipation of an election of COBRA coverage that is not made, the deducted amounts shall be returned to the Employee unless claims under any of the plans have been paid for services rendered during the Severance Pay Period.

(b)           At the end of the Severance Pay Period, if still covered under one or more of the Company’s group health plans, the Employee (and his or her spouse and dependent child(ren), if any) will be treated as having experienced another qualifying event for the purpose of such plan or plans and will have the option to elect COBRA coverage for the applicable COBRA period under such plan(s) commencing at the end of the Severance Pay Period, provided that the Employee (and his or her spouse and dependent child(ren), if any) is a qualified beneficiary.  In accordance with the applicable COBRA regulations, for purposes of the preceding sentence, the “applicable COBRA period” will begin to run when health coverage is lost (i.e., at the end of the Severance Pay Period).  The thirty-day notice period under COBRA during which the Company is required to notify the Plan Administrator of the qualifying event for purposes of this paragraph shall begin on the date of the loss of coverage (i.e., the day after the end of the Severance Pay Period) rather than the date of termination of employment.  COBRA coverage shall terminate at the earliest date permitted by COBRA.  During the applicable COBRA period, 102% (or 150%, if applicable) of the actual cost of coverage will be charged for the continued coverage.  Coverage will cease if the required contributions are not paid by the applicable due date.

In either (a) or (b) above, new coverage elections may be made at the subsequent annual open enrollment period or within thirty-one days of an applicable change in status identified in the Benefit Matrix portion of the Boston Scientific Summary Plan Description then in effect; provided the eligibility requirements continue to be met at that time.  The health coverages available during any Severance Pay Period or COBRA period and/or the cost/employee contribution rates for such coverages may be changed by the Company from time to time in accordance with the coverages and/or cost/employee contribution rates applicable to active employee coverages generally.

Continuation of Life Insurance

During the Severance Pay Period, coverage in the Company’s group life insurance plan – both basic life insurance and voluntary life insurance (both Employee and dependent coverage) – will continue, provided that the Employee was enrolled in the applicable plan on the date of termination of employment and the Employee continues to pay the appropriate premium.  However, continuation of coverage in the Company’s group life insurance plan will cease before the end of the Severance Pay Period if the Employee becomes eligible for other group life insurance coverage from a subsequent employer.  At the end of the Severance Pay Period (or, if earlier, the date the Employee becomes eligible for other group life insurance coverage from a subsequent employer) the Employee may be eligible to convert the group life insurance coverage to an individual policy of life insurance in accordance with the terms of the group life insurance policy issued to the Company.

Outplacement Benefits

The Company shall provide outplacement benefits for Employees who are eligible for benefits under this Plan.  The Company shall determine the outplacement benefits to be provided to Employees.  Each Employee will be given information about outplacement benefits that are available to him or her upon or after notice of layoff.  Subject to the terms of the particular outplacement programs, outplacement benefits may be available soon after notice of layoff and shall continue for the period specified in the outplacement program, subject to continued eligibility for Severance Benefits.

IX.	REPORTING OBLIGATION

Employees who receive Severance Benefits are expected to report any employment, benefit eligibility or other events that affect their eligibility for Severance Benefits under this Plan.  Continuation of Severance Benefits may be conditioned on responding promptly and fully to requests for information pursuant to this provision.

X.	FUTURE OF THE PLAN

Boston Scientific has established the Plan with the bona fide intention and expectation that it will be continued indefinitely, but Boston Scientific shall not have any obligation whatsoever to maintain the Plan for any given length of time, and Boston Scientific may at any time amend or terminate the Plan, in whole or in part, with respect to any or all of its participants and/or beneficiaries.  Any such amendment or termination shall be effected by a written instrument signed by an officer of Boston Scientific, or his or her authorized delegate, and delivered to the Plan Administrator.  The Plan Administrator has the right to revise and update from time to time the information contained in the attached Schedule A.  No vested rights of any nature are provided under the Plan.

XI.	PLAN STATUS

No Severance Benefit shall be paid under the Plan to the extent the payment of such Severance Benefit would cause the Plan to be deemed to constitute an “employee pension benefit plan” or “pension plan” under Section 3(2)(A) of ERISA and 29 C.F.R. §2510.3-2(b).

The Plan is intended to constitute a separation pay arrangement that does not provide for the deferral of compensation within the meaning of Section 409A of the Code and the regulations issued thereunder.  Notwithstanding that intent, the Plan Administrator will administer the Plan in compliance with Section 409A of the Code in the event that the Plan is or would be deemed to provide for the deferral of compensation within the meaning of Section 409A of the Code.

Solely for the purposes of Section 409A of the Code, each installment payment of Severance Pay is considered a separate payment.  In addition, notwithstanding anything to the contrary in this Plan, special payment standards may apply to any Employee who is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code.  Subject to the precise terms of Section 409A of the Code, a “specified employee” basically means one of the fifty highest paid officers of the Company.  If any payment that such an Employee becomes entitled to receive under this Plan would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (a) six months after the Employee’s separation from service, or (b) the Employee’s death, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this sentence.

XII.	BENEFITS SOLELY FROM GENERAL ASSETS

Except as may otherwise be required by law, the benefits provided hereunder will be paid solely from the general assets of the Company.  Nothing herein will be construed to require the Company to maintain any fund or segregate any amount for the benefit of any Employee, and no Employee or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Company from which any payment under the Plan may be made

XIII.	LIMITATION OF RIGHTS

Neither the establishment of the Plan nor any amendment thereof will be construed as giving to any Employee or other person any legal or equitable right against the Company, and in no event will the terms of employment or service of any Employee be modified or in any way affected hereby.  Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any employee any right to be retained in the employ of the Company.

XIV.	CLAIMS PROCEDURES

If any person believes he or she is being denied any rights or benefits under the Plan, such person or a duly authorized representative may file a claim in writing with the Plan Administrator.  If any such claim under the Plan is wholly or partially denied, the Plan Administrator will provide the claimant with a written explanation which will include (i) the specific reasons for the denial, (ii) reference to the pertinent plan provisions upon which the denial is based, (iii) a description of any additional information the claimant might be required to provide with an explanation of why it is needed, and (iv) an explanation of the Plan’s claim review procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.  The claimant may have representation throughout the claim procedure.

A written claim denial will be sent within a reasonable period of time, but no later than 90 days after receipt of the claim by the Plan.  The 90 days may be extended for up to another 90 days if special circumstances warrant an extension of time.  If such an extension is needed, the claimant will be notified in writing prior to the beginning of the extension period.  The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render a decision.

The claimant or a duly authorized representative may appeal any denial of a claim for benefits by filing a written request for a full and fair review with the Plan Administrator.  In connection with such a request, documents, records, and other information relevant to the claim may be reviewed (and shall be provided, upon request and free of charge), and comments and issues outlining the basis of the appeal may be submitted in writing, together with related documents, records, and other information relating to the claim.  The claimant may have representation throughout the review procedure.

A request for a review must be filed within 60 days of the claimant’s receipt of the written notice of denial of a claim.  The full and fair review will be held and a decision rendered by the Plan Administrator within a reasonable time, but no later than 60 days after receipt of the request for review, unless special circumstances require an extension of time.  If there are special circumstances, the decision will be made as soon as possible, but not later than 120 days after receipt of the request for review.  If an extension of time is needed, the claimant will be notified in writing prior to the beginning of the time extension period.  The decision after the review will be in writing and will include specific reasons for the decision as well as specific references to the pertinent plan provisions on which the decision is based.  An adverse determination will also include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim, and a statement of the claimant’s right to bring an action under section 502(a) of ERISA.

No claim may be brought for benefits under this Plan unless the claim and appeal procedures described above have been exhausted.  No suit may be brought for benefits under this Plan more than one (1) year following the final determination by the Plan

Administrator under the claim and appeal procedures described above, or more than two (2) years from the date of events giving rise to the claim.

XV.	GOVERNING LAW

To the extent not preempted by ERISA or any other federal statutes or regulations, the Plan shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

* * * * *

IN WITNESS WHEREOF, Boston Scientific Corporation has caused this amended and restated Plan to be executed in its name and on its behalf effective as of November 1, 2007 by an officer or a duly authorized delegate.

BOSTON SCIENTIFIC CORPORATION By: /s/ Lucia L. Quinn Lucia L. Quinn Executive Vice President, Human Resources

Date:  October 29, 2007

 SCHEDULE A Boston Scientific Corporation Domestic Participating Entities Effective as of January 1, 2002

Name of Company	Primary Location

Boston Scientific Glens Falls Corp. (formerly
Schneider/NAMIC	New York
Boston Scientific Miami Corporation (formerly Symbiosis
Corporation)	Florida
Boston Scientific Mountain View Corp. (formerly Embolic
Protection, Inc.)	California
Boston Scientific Scimed, Inc.	Minnesota
Boston Scientific Wayne Corporation (formerly Meadox
Medicals, Inc.)	New Jersey
EP Technologies, Inc.	California
Interventional Technologies, Inc.	California
Target Therapeutics, Inc.	California

As of January 1, 2003

Smart Therapeutics, Inc.	California

As of January 1, 2006
Corporation CryoVascular Systems, Inc.	Delaware
Precision Vascular Systems, Inc.	Delaware
Rubicon Medical Corporation	Delaware

As of January 22, 2007

EndoTex Interventiona1 Systems, Inc.	Delaware

As of April 22, 2007

Guidant Corporation	Indiana